Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, “Part C – Other Information”, and “Index to Exhibits” in the Registration Statement (Form N-2) and related Prospectus of TCP Capital Corp., dated March 20, 2018, filed for the registration of its common stock, preferred stock, debt securities, subscription rights, and warrants and to the use of our report dated May 29, 2015, with respect to the senior securities table.

/s/ Ernst & Young LLP

Los Angeles, California

March 20, 2018